Exhibit 1

AGREEMENT OF JOINT FILING

This joint filing agreement (this “Agreement”) is made and entered into as of this 14th day of February 2022, by and among Perception Capital Partners II LLC, Perception Capital Partners LLC, Northern Pacific Group, L.P., Scott Honour and Marcy Haymaker.

The parties to this Agreement hereby acknowledge and agree that the foregoing statement on Schedule 13G in respect of Class A ordinary shares of Perception Capital Corp. II, par value $0.0001 per share, is filed on behalf of each of the parties to this Agreement and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The parties to this Agreement acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Dated: February 14, 2022

PERCEPTION CAPITAL PARTNERS II LLC

By:	/s/ Scott Honour
Name:	Scott Honour
Title:	Authorized Signatory

PERCEPTION CAPITAL PARTNERS LLC

By:	/s/ Scott Honour
Name:	Scott Honour
Title:	President

NORTHERN PACIFIC GROUP, L.P.

By:	/s/ Scott Honour
Name:	Scott Honour
Title:	Authorized Signatory

/s/ Scott Honour
Scott Honour

/s/ Marcy Haymaker
Marcy Haymaker